Exhibit 10.9.4

THIRD AMENDMENT TO THE CAPACITY PURCHASE AGREEMENT

This Third Amendment (this “Amendment”) to that certain Capacity Purchase Agreement (the “Agreement”), by and between United Airlines, Inc., a Delaware corporation (“United”), and, Mesa Airlines, Inc., a Nevada corporation (“Contractor”), and Mesa Air Group, Inc. (“Parent”), is entered into this 1st day of January, 2015 by and between United, Contractor and Parent.

WHEREAS, United, Contractor and Parent entered into that certain Capacity Purchase Agreement dated as of August 29, 2013 (the “Agreement”); and

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

I.	DEFINITIONS

Capitalized terms used in this Amendment that are not otherwise defined in this Amendment shall have the meanings given to them in the Agreement.

II.	SCOPE, TERM, AND CONDITIONS

Exhibit T, titled “United Wi-Fi”, shall be added to the Agreement, effective as of January 1, 2015, notwithstanding the date of this Amendment

“EXHIBIT T

United Wi-Fi”

1.	General Installation

United has contracted with Gogo, Inc. (“Gogo”) to provide air-to-ground internet service inflight (“United’s Wi-Fi Agreement”). Pursuant to United’s Wi-Fi Agreement, Gogo or one of its subcontractors will install the Gogo Wi-Fi and inflight entertainment equipment, including associated software (“Wi-Fi Equipment”) on the CRJ700 and E175 Aircraft. For purposes of this Amendment, Wi-Fi and inflight entertainment services will be defined as “Wi-Fi Services”. As of the date of this Amendment, Gogo has subcontracted with STS Line Maintenance (“STS”) to perform the actual installation of the Wi-Fi Equipment. Contractor and United agree that the Wi-Fi Equipment will be installed on selected Contractor aircraft that provide United Express regional airline services as such aircraft are determined by united from time to time; such initially selected aircraft are defined by tail number and identified in Attachment 1 attached and may be referred to throughout this Amendment as “Equipped Aircraft”. United has purchased, or will purchase, all Wi-Fi Equipment installed. Contractor agrees that United shall remain the sole owner of the Wi-Fi Equipment installed on Contractor aircraft and Contractor agrees not to assert any claim of ownership or a lien on such Wi-Fi Equipment. United will purchase all Wi-Fi Equipment from Gogo. Contractor agrees to use its commercially reasonable efforts to make its selected aircraft available to Gogo and/or STS (or other installation vendor as applicable) to enable the installation of the Wi-Fi Equipment to occur as expeditiously as possible without interfering with

Contractor’s operations (and United agrees to reasonably cooperate with Contractor in this regard with respect to scheduling of the aircraft to facilitate such installation).

2.	Revenues from the Sale of Wi-Fi service

Contractor acknowledges and agrees that all revenues generated from or in connection with the sale of Wi-Fi Services onboard Equipped Aircraft are the sole property of and shall be retained by United (or, if received by Contractor, shall be promptly remitted without set-off to United; free and clear of any claims or liens created by Contractor or any third party arising by, through or under Contractor or its affiliates). Contractor agrees that it shall reasonably cooperate with United so as to permit United to receive all revenues of the type described above.

3.	Purchase Order Details

Contractor shall issue a no-cost Wi-Fi purchase order to Gogo in accordance with, and subject to, the provisions of United’s Wi-Fi Agreement as such provisions have been provided by United to Contractor for (i) the quantity of shipsets ordered; (ii) requested delivery dates; (iii) point of delivery; (iv) a listing of the aircraft (by tail number) onto which the Wi-Fi Equipment is to be installed; (v) any special requirements relating to the order; and (vi) a purchase order number and date. Each such purchase order shall be at no stated cost to Contractor, and Gogo will issue invoices related to such purchase order(s) issued by Contractor directly to United pursuant to and in accordance with the terms and conditions of United’s Wi-Fi Agreement. If there is any information missing from the purchase order at the time of issuance, Contractor understands that it may affect Gogo’s ability to process and accept the purchase order.

4.	Compliance with Laws and Certification

Contractor will comply with all laws and regulations applicable to Contractor in performing Contractor’s obligations under this Agreement and will cooperate, to the extent reasonably necessary, with Gogo, at no cost or charge to Gogo or United, for Gogo and Gogo subcontractors to comply with all laws and regulations applicable to Gogo and its subcontractors. Contractor will also provide Gogo or its subcontractors, at no cost or charge to Gogo or United, with access to the Equipped Aircraft and provide such assistance as Gogo reasonably requests to obtain and maintain any legally required certification of the Wi-Fi Equipment and Gogo Services at all times during the Term.

5.	Warranty Conditions

Contractor shall notify United and Gogo promptly when it becomes aware of any failure in performance, malfunction, defect, loss of or damage to the Wi-Fi Equipment with reasonable details (it being acknowledged that United may be precluded from claiming a breach of the warranty included in the United Wi-Fi Agreement without such information). Contractor shall not take any action that would (i) cause a failure or defect of the Wi-Fi Equipment by combining it with equipment, software, or services not supplied, authorized or specified by Gogo, (ii) cause Wi-Fi Equipment to be subjected to any misuse, neglect, accident or improper maintenance by Contractor or subcontractors, or (iii) cause an infringement or misappropriation of a third party’s intellectual. Property by combining the Wi-Fi Equipment with any content, materials, equipment or software provided by or on behalf of Contractor that is not authorized or approved by Gogo.

Contractor shall not itself nor knowingly permit any other party to, modify or tamper with the Wi-Fi Equipment, other than Gogo or its subcontractors.

6.	Defective Equipment and Software

In the event of a defect in the Wi-Fi Equipment covered by the warranty, Contractor agrees to use its commercially reasonable efforts to ship such Wi-Fi. Equipment to Gogo within forty-eight (48) hours if requested by Gogo to do so (and the reasonable shipping costs shall be reimbursed to Contractor by United).

7.	Maintenance and Support

For a period of time under the United Wi-Fi Agreement Gogo or its subcontractor will provide touch labor to correct any malfunctioning or defective Wi-Fi Equipment, including any associated software. Following the expiration of this initial warranty period, United may either (i) continue to have Gogo or its subcontractor provide touch labor or (ii) elect to provide touch labor for maintenance of Wi-Fi Equipment on Equipped Aircraft. Gogo may dispatch Gogo personnel or its subcontractors to the Contractor’s designated Wi-Fi Equipment maintenance location to troubleshoot maintenance issues with such Wi-Fi Equipment; the cost of such maintenance services shall be mutually agreed upon between United and Gogo and will be at United expense.

8.	Contractor Responsibilities For Maintenance Support
A.	After installation occurs, Contractor will promptly notify Gogo when it becomes aware that Wi-Fi Equipment is malfunctioning, inoperative or defective. Contractor shall make such Equipped Aircraft available for maintenance services as required, in a timely manner as operationally practical, but shall not exceed forty-eight (48) hours (it being acknowledged that maintenance touch labor by Gogo or its subcontractors will require a minimum of sixty (60) minutes of maintenance touch time in most cases to avoid an exclusion for such Equipped Aircraft under the service level agreement included in United’s Wi-Fi Agreement).
B.	Contractor shall use its commercially reasonable efforts to make the Equipped Aircraft available to Gogo from time to time at Contractor’s facilities for purposes of refreshing the onboard streaming video content.
C.	Contractor shall provide to Gogo, or its subcontractors, electronic access to all specific and customized technical manuals and documents in order to perform installation, maintenance and repairs including but not limited to its Aircraft Maintenance Manual (AMM), Illustrated Parts Catalog (IPC) and Wiring Diagram Manual (WDM) and any other documents requested which are essential for Gogo or its designated subcontractor to provide maintenance and repair services on the Wi-Fi Equipment.
D.	Contractor shall use commercially reasonable efforts to provide day-to-day communication to United and Gogo as to any non-performance of Gogo Services and the system (e.g., the system is inoperative, the system is restored) as necessary.
E.	Contractor shall provide Gogo with the applicable manual reference and procedures for any Service Bulletins relevant to the Gogo Services outlining the appropriate handling procedures.

F.	Contractor will be responsible for ensuring that all applicable Contractor requirements for repair and maintenance stations (such as any FAA required certifications) per Contractor’s maintenance manual are met.
G.	Contractor shall complete all required work for Service Bulletins and associated engineering authorizations (EA) applicable to Contractor related to the Wi-Fi Equipment in a timely manner but in no case longer that two (2) weeks.
H.	Contractor shall store spare parts to repair and maintain the Wi-Fi Equipment in a secure, environmentally stable location. Contractor shall maintain adequate levels of insurance against loss or damage while such spare parts are in Contractor’s custody and control.
I.	Contractor will provide a program contact and such other human resources with respect to the Wi-Fi Services, including resources onsite at certain locations at certain times, as may reasonably be required to work cooperatively with Gogo and its subcontractors in support of the program plan and schedule.

9.	Contractor Responsibilities- Other
A.	Contractor’s inflight crews shall not knowingly interfere with the operation of the Wi-Fi Equipment
B.	Contractor shall use reasonable efforts to inform its inflight crews such that the crews are reasonably knowledgeable of the Wi-Fi Services and are able to answer general customer questions regarding such services.
C.	Contractor’s inflight crews shall make timely announcements to passengers on Equipped Aircraft regarding the availability of Wi-Fi Services
D.	Contractor shall keep the seatbacks on the Equipped Aircraft stocked with seatback cards containing information about Wi- Fi Services.

10.	Release of Leased Aircraft

With respect to any Equipped Aircraft (leased by Contractor from third parties or owned by Contractor) that ceases operating as United Express service) unless otherwise agreed by United and Contractor at such time, Contractor acknowledges that United or its subcontractors may elect to de-install the Wi-Fi Equipment from such aircraft, at United’s expense. Contractor shall make the Equipped Aircraft available for such deinstallation services as and where reasonably required by United or Gogo, in a timely manner.

11.	Confidentiality

Contractor and United agree that in the course of performing this Amendment, each party will be bound by the non-disclosure agreement dated August 1, 2014 among United, Gogo and Contractor. Any confidential information of Gogo provided to Contractor by either United and/or Gogo shall be deemed Confidential Information of United for purposes of Article 11.7 of the Agreement

12.	Liability/Risk of Loss

Contractor shall promptly notify United and Gogo of any damage (except normal wear and tear), destruction, loss (including after any event of default under a Contractor financing agreement that results in the loss of such Wi-Fi Equipment, including as a result of the foreclosure of any lien or the exercise of remedies by any financing party), theft, or governmental taking of any Wi-Fi Equipment or spare parts in Contractor’s custody upon Contractor’s becoming aware thereof and, whether or not covered by Contractor’s insurance (“Event of Loss”). If an Event of Loss occurs, Contractor shall be responsible for the cost of any necessary repair or replacement of such Wi-Fi Equipment or spare parts unless such Event of Loss was caused by a defect or malfunction of such Wi-Fi Equipment. When an Event of Loss is caused by Contractor, such repair or replacement shall not be considered part of Gogo’s maintenance obligations, but Gogo or United may coordinate and oversee repair or replacement performed by a third-party on a “Pass Through Expenses” basis from United to Contractor as a set-off per the Agreement, or have such repair or replacement performed by Gogo at Gogo’s agreed-upon prices, in each case at Contractor’s expense.

A.	As between United and Contractor, United agrees to be responsible to Contractor for any damage to a Contractor aircraft that might occur during the installation or maintenance of the Wi-Fi Equipment, in each case caused by or resulting from any negligent acts or omissions of United, Gogo and/or STS (or the applicable Gogo installation or maintenance subcontractor) or their respective directors, officers, employees or agents, excluding damage to a Contractor aircraft that is caused by or results from the negligence or willful misconduct of Contractor or its contractors, or their respective officers, directors, employees or agents whether Contractor is acting on its own behalf or as a subcontractor of Gogo. If any such damage occurs during such installation or maintenance, upon receipt from Contractor of a claim for the repair of any such damage to a Contractor aircraft or for reimbursement for the cost for repairing any, such damage, together with reasonably detailed substantiating details for the amount of any such claim, United agrees to cause such damage to be repaired or to reimburse Contractor for the cost of repairing such damage.
B.	Without limiting any of Contractor’s obligations contained herein, Contractor shall have risk of loss for any Wi-Fi Equipment and related equipment, spares and/or supplies while stored at Contractor’s facilities. In addition, Contractor shall be liable to United for any and all damage or loss of Wi-Fi Equipment installed on Contractor aircraft caused by or resulting from Contractor’s negligence or willful misconduct, or an event of default under a Contractor financing agreement which results in the loss of such Wi-Fi Equipment, including as a result of the foreclosure of any lien or the exercise of remedies by any financing party.

13.	Installation Schedule and Support for Revenue Launch
A.	Fleet Availability. Contractor shall make its aircraft available to install the Wi-Fi Equipment, and for testing and certification of the Wi-Fi Equipment in accordance with the schedule set forth in this Attachment 2. If Gogo requests an Equipped Aircraft inspection, then Gogo will provide Contractor with at least fourteen (14) days’ notice prior to requesting Contractor to perform such aircraft inspection. If at least fourteen (14) days prior notice is not practical under the circumstances, Contractor will use commercially reasonable efforts to conduct such inspection.
B.	Contractor Resources. Contractor will (i) make engineering resources reasonably available to Gogo on an agreed-upon schedule to assist with technical aircraft and cabin surveys, and (ii) provide information on existing aircraft systems and design-for-maintenance knowledge.

14.	Marketing Plan
A.	Initiatives. Contractor shall inform and direct their employees to keep the Wi-Fi Equipment turned on at all times. Contractor shall inform and direct their employees to: (a) make timely announcements to passengers on Equipped Aircraft regarding the availability of Wi-Fi Services for customers to use; and (b) keep the seatbacks on the Equipped Aircraft stocked with seatback cards containing information about Wi- Fi Services at all times.
B.	Marketing and Publicity. Contractor will not use Gogo’s or United’s logotypes, trade names, trademarks, service marks, or other proprietary marks or words, in any public statements, press releases, advertising or promotional materials with respect to the Wi-Fi Services or this Amendment without the respective party’s consent, except where a specific use has been approved in advance and in writing (e-mail will constitute a writing for this purpose).

15.	Wi-Fi Installation Costs

United agrees to timely purchase and pay for all materials, consumables, equipment, shipping and reasonable labor costs for the installation project, including all engineering and certification services, necessary or appropriate to complete the installation of the Wi-Fi Equipment as quickly as possible. United will reimburse Contractor for those reasonable costs incurred by Contractor related to the items in this Section 15, provided that they have been approved by United in advance and in writing.

16.	Removal of Wi-Fi Equipment

At United’s cost and expense, United may remove the Wi-Fi Equipment at any time, and upon any such removal, United shall repair any damage to the Contractor aircraft caused by such removal, except to the extent any such cost or expense is caused by or is resulting from the negligence or willful misconduct of Contractor or its agents, which shall be borne by Contractor.

17.	Ownership of Wi Fi Equipment and Related Covenants.
A.	United will own, at all times, the Wi-Fi Equipment; provided, that, with respect to any Aircraft Used in United Express Services leased by Contractor from third parties or owned by Contractor, unless otherwise agreed between United and Contractor at such time, at the termination of the lease United may elect to remove such equipment upon notice from Contractor at United’s cost and expense and will repair any damage caused by such removal, except to the extent any such cost or expense is caused by or is resulting from any negligence or willful misconduct of Contractor or its agents, which shall be borne by Contractor. If United elects not to remove such equipment, United shall assign to Contractor all ownership rights in the Wi-Fi Equipment free and clear of all liens and encumbrances. United Anil notify Contractor at least ninety (90) days prior to the end of its election under this Section.
B.

The Wi-Fi Equipment will be free from all liens or other encumbrances created by Contractor or any third party arising by, through or under Contractor or its affiliates, including, but not limited to, with respect to Contractor aircraft subject to debt -financing. Any new financing lien on an aircraft shall not apply to the Wi-Fi Equipment at the time such Wi-Fi Equipment is added to the aircraft. In the event a lien or other encumbrance is created on the Wi-Fi Equipment, which causes United loss of such Wi-Fi Equipment, Mesa agrees to pay United the fair market value of the Wi-Fi Equipment at the time of loss,
C.	United agrees, on United’s behalf and on behalf of Gogo, its subcontractors, or any other party claiming an interest in the Wi-Fi Equipment, that none of such parties shall acquire or claim, as against the owners of the Contractor aircraft or any third party providing financing with respect to the Contractor aircraft, any right, title or interest in the Contractor aircraft or any portion thereof (other than the Wi-Fi Equipment and related parts and supplies) by reason of the installation of such Wi-Fi Equipment on Contractor aircraft.

III.	MISCELLANEOUS

Except as otherwise amended herein, the Agreement will remain in full force and effect. The terms of this Amendment, including any Attachments attached hereto, are deemed to be incorporated in, and made a part o1 the Agreement. In the case of any conflict between this Amendment and any prior Frmentiment3 to the Agreement duly executed by the parties, this Amendment shall control. This Amendment may be executed in any number of counterparts, by original or facsimile signature, each of which when executed and delivered shall be deemed an original and such counterparts together shall constitute one and the same instrument

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE ‘FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed in duplicate (each of which duplicates are deemed to be an original) by their duly authorized representatives as of the date first set forth above.

UNITED AIRLINES, INC. By: Name: Bradford R. Rich Title: Senior Vice President, United Express	MESA AIRLINES, INC. By: Name: Title: MESA AIR GROUP, INC. By: Name: Title:

Attachment 1

Mesa (UA Regional) E178 Gogo Tails			Mesa (UA Regional) CR700 Gogo Tails
#	Nose#	Reg #	#	Nose#	Reg #
1	301	N88301	1	501	N501MJ
2	302	N87302	2	502	N502MJ
3	303	N87303	3	503	N503M1
4	304	N89304	4	504	N504MJ
5	305	N93305	5	505	N505MJ
6	306	N87306	6	506	N506M1
7	307	N84307	7	507	N507MJ
8	308	N89308	8	508	N508MJ
9	309	N86309	9	509	N509MJ
10	310	N88310	10	510	N510M1
11	311	N86311	11	511	N511MJ
12	312	N86312	12	512	N512MJ
13	313	N89313	13	513	N513MJ
14	314	N82314	14	514	N514MJ
15	315	N89315	15	515	N5151V11
16	316	N86316	16	516	N516LR
17	317	N89317	17	518	N518LR
18	318	N87318	18	519	N519LR
19	319	N87319	19	521	NS21LR
20	320	N85320	20	522	N522LR
21	321	N8932I.
22	322	N86322
23	323	N85323
24	324	N86324
25	325	N88325
26	326	N88326
27	327	N88327
28	328	N88328
29	329	N83329
30	330	N88330

Attachment 2

Mesa (US Regional) E175 Gogo installations								Mesa (US Regional) CR700 Gogo installations
#	Reg #	Install	Install ATG		Install	Install ATG4		#	Reg #	Install	Install ATG4
		Loc	Start	Cmplt	Loc	Start	Cmplt			Loc	Start	Cmplt
1	N88301	DFW	2/9/2015	2/10/15	IAH	TBD		1	N501MJ	DFW	TBD
2	N87302	DFW	1/31/15	2/1/2015	IAH	TBD		2	N502MJ	DFW	TBD
3	N87303	DFW	2/2/15	2/4/2015	IAH	TBD		3	N503MJ	DFW	TBD
4	N89304	DFW	21/2/12015	02/13/15	IAH	TBD		4	N504MJ	DFW	TBD
5	N93305	DFW	2/6/2015	02/08/15	IAH	TBD		5	N505MJ	DFW	TBD
6	N87306	DFW	1/26/2015	01/29/15	IAH	TBD		6	N506MJ	DFW	TBD
7	N84307	DFW	3/13/15	3/13/15	IAH	TBD		7	N507MJ	DFW	TBD
8	N89308	DFW	2/22/2015	2/25/15	IAH	TBD		8	N508MJ	DFW	TB0
9	N86309	DFW	2/27/15	2/27/15	IAH	TBD		9	N509MJ	DFW	TBD
10	N88310	DFW	2/26/15	2/26/15	IAH	TBD		10	N510NU	DFW	TBD
11	N86311	DFW	3/9/15	3/10/15	IAH	TBD		11	N511MJ	DFW	TBD
12	N86312	DFW	3/05	3/5/15	IAH	TBD		12	N512MJ	DFW	TBD
13	N89313	DFW	2/14/15	2/18/15	IAH	TBD		13	N516MJ	DFW	TBD
14	N82314	DFW	3/6/15	3/7/15	IAH	TBD		14	N514MJ	DFW	TBD
15	N89315	DFW	3/715	3/8/2015	IAH	TBD		15	N519MJ	DFW	TB0
16	N86316	DFW	3/11/15	03/12/15	IAH	TBD		16	N516LR	DFW	TBD
17	N89317	DFW	31/5/15	3/16/15	IAH	TBD		17	N518LR	DFW	TBD
18	N87318	DFW	1/8/15	1/21/15	IAH	TBD		18	N5181LR	DFW	TBD
19	N87319	DFW	1/17/15	1/23/15	IAH	TBD		19	N521LR	DFW	TBD
20	N85320	DFW	TBD		IAH	TBD		20	N522LR	DFW	TBD
21	N89321	DFW	TBD		IAH	TBD.
22	N86322	DFW	TBD		IAH	TBD
23	N85323	DFW	TBD		IAH	TBD
24	N86324	DFW	TBD		IAH	TBD
25	N88325	DFW	TBD		IAH	TBD
26	N88326	DFW	TBD		IAH	TBD
27	N88327	DFW	TBD		IAH	TBD
28	N88328	DFW	TBD		IAH	TBD
29	N83329	DFW	TBD		IAH	TBD
30	N88330	DFW	TBD		IAH	TBD